Exhibit 99.1

Boston, United States Sydney, Australia 14 January 2020 AEDT

Confirmation of Funding of 2019 Note and Issuance of Warrants

BOSTON and SYDNEY — 14 January 2020 — GI Dynamics® Inc. (ASX:GID), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, is pleased to announce that further to its announcements of 22 August 2019, 6 December 2019, 9 December 2019 and 17 December 2019, it has received the relevant funding amount under the convertible note issued to Crystal Amber Fund Limited (Crystal Amber), on 22 August 2019 (2019 Note), being an amount of US$4,596,893.

The initial funding date for the 2019 Note of 6 December 2019 was extended to a date, being not later than 15 January 2019, as announced by the Company on 6 December 2019 and 9 December 2019.

While the 2019 Note was issued to Crystal Amber on 22 August 2019, the conversion feature of the 2019 Note was subject to stockholder approval which was obtained at the Special Meeting of Stockholders held on 16 /17 December 2019. As the 2019 Note has been fully funded and the conversion feature has also been approved, the 2019 Note is convertible by Crystal Amber into 229,844,650 CHESS Depositary Interests (CDIs) or 4,596,893 share of common stock further in accordance with its terms.

As part of the funding arrangements with Crystal Amber in accordance with the 2019 Note, the Company also agreed to issue Crystal Amber 229,844,650 warrants which are exercisable into 229,844,650 CDIs or 4,596,893 shares of common stock as further detailed in the Company’s announcement of 22 August 2019 (Warrants). The issuance of the Warrants upon the funding of the 2019 Note was also approved at the Special Meeting of Stockholders held on 16 / 17 December 2019. The Company confirms that it has now issued the Warrants and an accompanying Appendix 3B for the relevant issue is annexed to this announcement.

This announcement has been authorized for release by Charles Carter, Chief Financial Officer and Company Secretary of GI Dynamics.

About GI Dynamics

GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically-delivered medical device for the treatment of type 2 diabetes and obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. EndoBarrier is subject to an Investigational Device Exemption by the FDA in the United States and is entering concurrent pivotal trials in the United States and India. Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com	Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

Boston, United States Sydney, Australia 14 January 2020 AEDT

Forward-Looking Statements

This announcement may contain forward-looking statements. These statements are based on GI Dynamics management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to operate as a going concern; our ability to obtain stockholder approval of the conversion feature of the August 2019 Note and issuance of the August 2019 Warrant, our ability to raise sufficient additional funds to continue operations and to conduct the planned pivotal trial of EndoBarrier in the United States (STEP-1); our ability to execute STEP-1 under FDA’s Investigational Device Exemption; our ability to enlist clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; our ability to enroll patients in accordance with I-STEP; our ability to secure a CE Mark; our ability to maintain compliance with our obligations under our existing convertible note and warrant agreements executed with Crystal Amber, including our obligations to make payment on the Note that is due on 31 March 2020 and our ability to restructure the terms of the Note with Crystal Amber that is due on 31 March 2020 if we are unable to raise sufficient funds to enable us to fully repay such Note when due; obtaining and maintaining regulatory approvals required to market and sell our products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of our products; product pricing; timing of product launches; future financial results; and other factors, including those described in our filings with the U.S. Securities and Exchange Commission.

Given these uncertainties, one should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless we are required to do so by law.

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Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com	Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com